UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

RESOLUTE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800 Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-534-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 15, 2015, the Board of Directors (the “Board”) of Resolute Energy Corporation (the “Company”) and its Compensation Committee approved the voluntary agreement by certain of its officers and senior managers, including its “named executive officers,” to temporarily reduce their 2015 base salaries to help the Company reduce expenses and improve its cash flow during this time of low commodity prices. The reductions in base salaries will be effective February 1, 2015, and will revert to their previous levels effective January 1, 2016, absent additional action by the Board. Original base salaries will be used for all other purposes under existing employment agreements, including for the calculation of any severance payments. The following is a summary of the terms of the salary reductions for the named executive officers, Messrs. Nicholas J. Sutton, James M. Piccone, Theodore Gazulis, Richard F. Betz, and Michael N. Stefanoudakis (the “NEOs”).

Mr. Sutton’s base salary was reduced 95.9%, from $590,000 to $24,000. Mr. Piccone’s base salary was reduced 20%, from $415,000 to $332,000. Mr. Gazulis’ base salary was reduced 20%, from $350,000 to $280,000. Mr. Betz’s base salary was reduced 20%, from $350,000 to $280,000. Mr. Stefanoudakis’ base salary was reduced 13%, from $300,000 to $261,000.

In addition to the five NEOs, twelve other officers and senior managers of the Company agreed to reduce their base salaries in amounts ranging from 2% to 13%. In aggregate, the voluntary reductions to base salary amount to approximately $1.0 million in cost savings for 2015.

It is likely that the 2015 short term cash incentive program will also reflect reduced target percentages for all of the Company employees, including the NEOs, to further reduce Company G&A expense, however these reduced targets have not yet been established by the Board of Directors.

The Board also appointed the following individuals to the officer positions set forth opposite their names, effective as of February 1, 2015:

Jeff W. Roedell	Vice President - Four Corners Business Unit Manager

Douglas K. Dietrich	Vice President - Permian Basin Business Unit Manager

Craig H. Phelps	Vice President - Reservoir Engineering Manager

Kurt W. Johnson	Vice President - Geoscience Manager

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2015

RESOLUTE ENERGY CORPORATION

By:	/s/ James M. Piccone
James M. Piccone
President

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